[GOLD RUN LETTERHEAD]
February 15, 2007
2120315 Ontario Inc.
1705-55 University Avenue
Toronto, ON
M5J 2H7
Attention: Mr. Trevor Michael
Gold Run Inc. (GRI) understands that 212035 Ontario Inc. ("Company”) wishes to act as its advisor to assist in structuring, funding and developing GRI (the “Engagement”). This letter is to confirm the terms and conditions under which the Company will act as Gold Run’s advisor.
1. Engagement
1.1 GRI hereby engages the Company as its advisor in connection with structuring, funding and developing the Company.
1.2 In connection with the Engagement, the Company will perform the following services:
i.	Assist in contacting financing agents;
ii.	Assist in negotiating the acquisition of properties;
iii.	Assist in developing the business strategy;
iv.	Assist in hiring senior management;
v.	Assist in raising financing;
vi.	Assist in the go public process;
vii.	Assist in hiring investor and public relations professionals;
2. Term
2.1 This Engagement is for an initial term of 1 month(s), (the “Term”), and will automatically extend from month to month. At any time after the initial term, either party may terminate this Engagement by providing 30 days written notice.
3. Remuneration
3.1 GRI hereby agrees to pay the Company the following amounts in consideration of the Company accepting the Engagement:
(a) A fee of CAD $10,000 per month, beginning February 1, 2007.
(b) Out-of-pocket expenses: the Company will be reimbursed for all reasonable out-of-pocket expenses as agreed upon in writing by GRI.
3.2 All amounts described in Clause 3.1 (a) and (b) will be in addition to all applicable taxes, including the goods and services tax if applicable.

[GOLD RUN LETTERHEAD]
4. Indemnity
4.1 It is hereby agreed that the Company will indemnify and hold harmless Gold Run Inc. and its partners, officers, employees, agents and counsel (each being an “Indemnified Party”) from and against any and all actions, suits, investigations, proceedings and claims of every kind whether arising under statute, regulation, action or order of a regulatory authority or government body, domestic or foreign, or at common law or otherwise (collectively “Claims”) and any and all losses (excluding loss or profits), expenses, fees, costs, damages and liabilities (collectively “Losses”) to which such Indemnified Party may become subject or which such Indemnified Party may become subject or which such Indemnified Party suffers to the extent related to, caused by or arising out of, directly or indirectly, the performance by an Indemnified party of the Engagement contemplated by this letter, including and without limitation, any reasonable expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom.
5. General
5.1 It is hereby agreed that Gold Run and 2120315 Ontario Inc. will perform all functions required hereunder in compliance with all applicable securities and regulatory laws.
5.2 Each of Gold Run Inc. and 2120315 Ontario Inc. agree that the terms of this agreement shall be confidential and shall not be disclosed without the prior written consent of each of the parties hereto, except as required by law.
5.3 This agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable thereto and the parties to this agreement hereby irrevocably attorn to the Courts of the Province of Ontario.
If you are in agreement with the terms and conditions of this letter, please indicate your acceptance therein by signing one copy and returning it to Gold Run Inc.
Yours truly, GOLD RUN INC. /s/ John M Pritchard
John M Pritchard Chief Executive Officer
The foregoing is accepted and agreed to this 1st day of February, 2007.
2120351 Ontario Inc. /s/ Trevor Michael
Trevor Michael President